UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2008

HOST HOTELS & RESORTS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	0-25087	52-2095412
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6903 Rockledge Drive

Suite 1500

Bethesda, Maryland 20817

(Address of principal executive offices and Zip Code)

(240) 744-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into Material Definitive Agreement.

On and effective November 6, 2008, the Board of Directors of our general partner, Host Hotels & Resorts, Inc., a Maryland corporation, referred to herein as Host, approved modifications to its form of indemnification agreement. Host Hotels & Resorts, L.P. is obligated to indemnify the officers and directors of Host pursuant to the terms of its partnership agreement. The following is a summary of changes to the form of indemnification agreement, which is qualified in its entirety by reference to the form of indemnification agreement filed as Exhibit 10.31 hereto.

The changes to the form of indemnification agreement include revising the standard for indemnification to more closely track the language of the Maryland General Corporation Law, the statute pursuant to which Host was formed. In addition, the changes clarify that a preliminary determination of entitlement of indemnification is not required for advancement of expenses and also clarify that the amendment or termination of the agreement does not affect an indemnitee’s entitlement to indemnification and advancement of expenses for a claim that relates to a challenged action or inaction that occurred prior to the amendment or termination. Host intends to have its directors and officers replace existing indemnification agreements with the revised form. Under both the prior indemnification agreements and the agreement as revised, Host will indemnify officers and directors to the maximum extent permitted under Maryland law.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed herewith:

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
10.31	Form of Indemnification Agreement for officers and directors of Host Hotels & Resorts, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2008	HOST HOTELS & RESORTS, L.P.

	By:	HOST HOTELS & RESORTS, INC. Its General Partner

	By:	/s/ Brian G. Macnamara
Brian G. Macnamara
Senior Vice President, Corporate Controller